Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces First Quarter 2010 Results

Irving, Texas — May 4, 2010 — Thomas Group, Inc. (NasdaqCM: TGIS), an operations and process improvement firm, today announced a net loss of $2.9 million, or negative $0.28 per diluted share, for the first quarter of 2010 on revenues of $1.7 million, compared to net loss of $1.2 million, or negative $0.11 per diluted share, on revenues of $3.3 million for the first quarter of 2009. Loss from operations before income taxes decreased to $1.3 million on $1.7 million in total revenue for the current quarter compared to a loss from operations before income taxes of $1.9 for the first quarter of 2009 on $3.3 million in total revenue.

Michael McGrath, Executive Chairman, President and CEO, stated “In the first quarter, we realigned our sales efforts into two business units — the Government Business Unit and the Commercial Business Unit.  Within the Government Business Unit, we focus on sales to U.S. Government agencies, to all branches of the military, and to state and local governmental entities.  Within the Commercial Business Unit, we focus on sales to aerospace firms, to airports, to transportation firms, to healthcare entities including hospitals, medical practices, and pharmaceutical firms and to industrial clients.

We continue to pursue the strategy of building our business, even as we have continued to reduce costs. We recently recruited a new experienced sales executive to join our government practice. We are actively seeking additional experienced consulting sales leadership for our commercial practice as well. We are now placing primary emphasis on growing revenue in our effort to return to profitability.

We remain committed to making Thomas Group successful and profitable once again. However, it is clearly more challenging, time consuming and costly than we had anticipated. In the meantime, we must work to conserve cash, minimize costs, increase revenue, and seek to return to breakeven as soon as possible.”

First Quarter 2010 Financial Performance

Revenue

Revenue for the first quarter of 2010 was $1.7 million, compared to $3.3 million in the first quarter of 2009. Consulting revenue from US government clients, represented by our Government practice, was $0.3 million, or 16% of revenue, in the first quarter of 2010, compared to $0.8 million, or 26% of revenue, in the first quarter of 2009. Consulting revenue from commercial clients, represented by our Aerospace and Defense, Healthcare, Transportation and Logistics, and European practices, was $1.3 million, or 76% of revenue, in the first quarter of 2010, compared to $2.1 million, or 63% of revenue, in the first quarter of 2009. Reimbursement of expenses was $0.1 million, or 8% of revenue in the first quarter of 2010, compared to $0.4 million, or 11% of revenue in the first quarter of 2009.

Gross Margins

Gross profit margins for the first quarter of 2010 were 31%, compared to 44% for the first quarter of 2009. The drop in first quarter gross margins is related to the slowdown of our government and commercial programs during the first quarter of 2010 and to lower utilization rates of our consultants in the first quarter of 2010.

Selling, General & Administrative (SG&A)

SG&A costs for the first quarter of 2010 were $2.0 million, compared to $3.4 million in the first quarter of 2009. The $1.4 million decrease is related primarily to a $0.7 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.2 million decrease in sales commissions and executive bonus, a $0.2 million decrease in travel related expenses, a $0.2 million decrease in legal expenses, a $0.1 million decrease in our use of outside consultants, and a $0.1 million decrease in other costs due to a decline in activity as compared to the same period in 2009, offset by a $0.1 million increase in stock-based compensation during the first quarter of 2010.

Other Income

Other income for the first quarter of 2010 included the collection of $0.2 million from the liquidation of a former subsidiary in Europe.

Income Tax Expense (Benefit)

For the first quarter of 2010 we incurred income tax expense of $1.6 million compared to an income tax benefit of $0.7 million in the same quarter of last year. Our 2009 tax losses are available for carryback for Federal tax purposes, and we expect to receive refunds of taxes paid in prior years of approximately $2.7 million by mid-year 2010. In the first quarter of 2010, our cumulative losses began to exceed our cumulative earnings. Additionally, we are not currently profitable, and we determined that as of the end of March 2010 it was no longer probable that we will recover our deferred tax asset. The combined tax effect was to cause an income tax expense for the quarter of $1.6 million. Until we can demonstrate a return to profitability, we will not be able to book a deferred income tax asset resulting from losses incurred in each period. This will have the effect of increasing the net loss as well as the loss per share compared to prior quarters.

Working Capital and Cash Flow

Working capital decreased from $8.1 million at December 31, 2009 to $6.8 million at March 31, 2010, due primarily to our operating loss for the first quarter ended March 31, 2010.

For the first quarter of 2010, net cash decreased $1.6 million, compared to a net decrease of $1.2 million for the first quarter of 2009. For the first quarter of 2010, net cash used in operating activities was $1.6 million, compared to $1.1 million for the first quarter of 2009.This increase is due primarily to our operating loss for the first quarter of 2010, a decrease in our accrued liabilities, a decrease in deferred tax assets and decreased collection of our accounts receivable. There were no investing activities in the first quarter of 2010 or 2009. Cash used for financing activities for the first quarter of 2010 was $0.02 million related to the purchase of stock under our stock repurchase plan, compared to $0.1 million in the first quarter of 2009, related to the $0.05 million purchase of stock under our stock repurchase plan, and the $0.05 million net tax effect of stock issuances.

Despite the loss during the year, we continue to have a relatively strong balance sheet and no long-term debt. At the present time, we estimate that our working capital will be sufficient to fund our operations until we are able to return to profitability. We continue to assess this situation on an on-going basis. Despite the challenges we face, we are enthusiastic about the future of Thomas Group. As discussed above, we expect to receive additional income tax refunds of approximately $2.7 million by mid-year 2010.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. After a waiting period, repurchases commenced on April 7, 2008. During the first quarter of 2010, we repurchased 26,744 shares for a total of $17,736.75, or an average of $0.66 per share including commissions and fees.

As of January 31, 2010, we completed the authorized repurchase of 805,450 shares under the plan at a total cost of $1,259,640 or $1.56 per share. At this time we have no plans for additional stock repurchases.

Operations and Business Development

In addition to previously announced efforts, we continue to seek additional ways to reduce costs. As of March 31, 2010, we had 14 consultants on furlough. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client engagements that require their individual skill sets. We now employ a “variable cost model” for staffing consulting projects which enables us to minimize our “bench costs”. In addition to these reductions in payroll costs, we have aggressively worked to reduce other costs wherever possible.

Despite our best efforts to reduce costs and control expenses, we expect to continue to operate at a loss until we are able to develop client engagements sufficient to generate revenue to allow us to break even.

NASDAQ Listing Status Update

As previously disclosed, on December 11, 2009, we transferred our stock listing to the NASDAQ Capital Market from the NASDAQ Global Market. We made this transfer because we no longer satisfied the requirement of the NASDAQ Global Market to maintain a market value of publicly held shares of at least $5 million. At that time and continuing until the present, we meet the requirements for listing on the NASDAQ Capital Market with the exception of maintaining a minimum closing bid price of $1 per share.  Nasdaq granted a grace period until March 15, 2010 to regain compliance with this requirement. On March 16, 2010, we were notified by Nasdaq that we had not regained compliance with this requirement and that our stock would be delisted from Nasdaq unless we filed an appeal.

We filed a request for an appeal hearing which we were granted. The hearing was held on April 29, 2010 during which we requested an extension of time to meet this requirement. Under its rules, Nasdaq may, but is not required to, grant an extension until September 13, 2010 for us to regain compliance with this requirement. As of this date, we have not yet received Nasdaq’s response to our appeal.

In order to provide an additional opportunity to regain compliance, at our 2010 annual meeting of stockholders we intend to seek stockholder approval for a potential reverse stock split that would reduce the number of shares of our common stock outstanding in an attempt to increase the price of our common stock. If this approval is obtained, our Board of Directors would have the authority, in its discretion, to effect a reverse stock split at a ratio within a range from one-for-two to one-for-five at any time on or before December 31, 2010. Additional information, including risk factors related to a potential reverse stock split, is contained in the definitive proxy statement that we filed with the Securities and Exchange Commission on April 30, 2010.

If Nasdaq does not rule favorably on our appeal, or if we are unable to satisfy the minimum closing bid price requirement through a reverse stock split or otherwise, trading in our common stock may be transferred to the over-the-counter market on the OTC Bulletin Board or in the “pink sheets”. This could adversely impact both the liquidity and price of our stock.

Contact:	Michael McGrath, President and Chief Executive Officer
972.869.3400
mmcgrath@thomasgroup.com
http://www.thomasgroup.com

***

About Thomas Group

Thomas Group, Inc. (NasdaqCM: TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit and Washington, D.C. For more information, please visit www.thomasgroup.com.

Important Notices:

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2009. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Proxy Statement:

In connection with the 2010 annual meeting of stockholders to be held June 21, 2010, Thomas Group, Inc. filed a definitive proxy statement with the Securities and Exchange Commission on April 30, 2010.  On or about May 12, 2010, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials. That notice will contain instructions on how our stockholders can access our 2010 proxy statement and annual report on Form 10-K and how they can vote their shares.  Stockholders are advised to read the definitive proxy statement carefully and in its entirety because it contains important information about the proposals to be presented and voted upon. Stockholders may obtain a copy of the definitive proxy statement and any other relevant documents filed by Thomas Group, Inc. free of charge at the Securities and Exchange Commission web site at www.sec.gov. Our definitive proxy statement and annual report on Form 10-K are available free of charge at www.edocumentview.com/TGIS.

Thomas Group, Inc. and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2010 annual meeting of stockholders.  Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.

#  #  #

THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Consulting revenue before reimbursements	$1,519	$2,920
Reimbursements	132	368
Total revenue	1,651	3,288
Cost of sales before reimbursable expenses	1,015	1,478
Reimbursable expenses	$132	$368
Total cost of sales	1,147	1,846
Gross profit	504	1,442
Selling, general and administrative	1,976	3,362
Operating income (loss)	(1,472)	(1,920)
Interest income, net of expense	(1)	4
Other income	162	6
Income (loss) from operations before income taxes	(1,311)	(1,910)
Income tax expense (benefit)	1,594	(685)
Net income (loss)	($2,905)	($1,225)

Earnings (loss) per share:
Basic:	($0.28)	($0.11)
Diluted:	($0.28)	($0.11)

Weighted average shares:
Basic	10,463	10,678
Diluted	10,463	10,678

- More -

THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
North America	$1,319	$1,920
South America	-	17
Europe	332	1,351
Total revenue	$1,651	$3,288

Selected Balance Sheet Data

(Unaudited)

	March 31, 2010	December 31, 2009

Cash	$3,373	$5,004
Trade accounts receivables	1,112	849
Income tax receivable, net	2,821	2,835
Total current assets	7,858	9,457
Total assets	8,441	11,578
Total current liabilities	1,037	1,366
Total liabilities	1,138	1,492
Total stockholders’ equity	$7,303	$10,086

#  #  #